FILED
In the Office of the
Secretary of State of Texas
DEC 17 2015
Corporations Section

CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES D CONVERTIBLE PREFERRED STOCK OF
CALPIAN, INC.

(Pursuant to Sections 21.155 and 21.156 of the
Texas Business Organizations Code of the State of Texas)

CALPIAN, INC., a corporation organized and existing under the Texas Business Organizations Code of the State of Texas (the "Corporation "), in accordance with the provisions of Sections 21.155 and 21.156 thereof:

HEREBY CERTIFIES:

A. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, the Board of Directors on December 16, 2015 adopted the following resolution establishing a new series of 2,000 shares of Preferred Stock of the Corporation to be designated as Series D Convertible Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Formation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created, and the designation and amount thereof and the rights, preferences and limitations of such series are as follows:

1. Designation of Shares. The designation of this series of Preferred Stock is "Series D Convertible Preferred Stock," par value $0.001 per share ("Series D Preferred").

2. Number of Shares. The number of shares constituting the Series D Preferred shall be 2,000 shares.

3. Stated Value. Each share of Series D Preferred shall have a stated value of $1,000.00 ("Stated Value").

4. Voting. The holders of shares of Series D Preferred shall have full voting rights and powers, and, except as may be otherwise provided by law, shall vote together with all other classes and series of the stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of shares of Series D Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series D Preferred held by such holder could be converted at the Conversion Price (as hereinafter defined) on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and, with respect to each holder of Series D Preferred, any fractional voting rights resulting from the above (after aggregating all shares of Common Stock into which shares of Series D Preferred held by a holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Dividend Rights. Holders of shares of Series D Preferred shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors out of funds of the Corporation legally available for payment, cumulative dividends at an annual rate equal to Fifteen Percent (15%) (the equivalent of $150.00 per annum per share). Dividends on shares of Series D Preferred shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or if no dividends have been paid, from the original date of issuance of such shares (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends). Accumulations of dividends on shares of Series D Preferred shall not bear interest. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

6. Preference.

a. In the event of any Liquidity Event, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Series D Preferred shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Series D Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Series D Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to the Stated Value per share of Series D Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Preference Amount"). In the event the funds or assets legally available for distribution to the holders of shares of Series D Preferred are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Series D Preferred pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Series D Preferred of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock. "Common Stock" means the common stock, par value $0.001 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock.

b. A "Liquidity Event" means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation") or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A " Change of Control " means a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation, or the consummation of any transaction or series of related transactions, unless a private or public offering of equity securities of the Corporation for the purposes of raising financing for the Corporation, in each case which results in the Corporation’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the Corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions; provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile or name of the Corporation.

7. Conversion or Redemption. The shares of Series D Preferred shall be subject to the following voluntary and mandatory conversion and redemption provisions:

a. Voluntary Conversion. Subject to the Ownership Limitation (as defined in Section 7(b) below), the holder of Series D Preferred, at its option, may convert all or part of its Series D Preferred, and all accumulated dividends thereto (except that in the event the voluntary conversion is exercised within one year of the initial issuance of such shares, then a full year of dividends thereto), into that number of Common Stock equal to the quotient determined by dividing (i) the Stated Value of the shares of Series D Preferred to be converted, PLUS the dollar value of all accumulated dividends on such shares; and (ii) the Voluntary Conversion Price.

b. Mandatory Conversion or Redemption.

(i)     Unless otherwise converted and subject to the Ownership Limitation, upon the occurrence of a Triggering Financing, all outstanding shares of Series D Preferred AND all accumulated dividends (except that in the event the Triggering Financing occurs within one year of the initial issuance of such shares, then a full year of dividends thereto) shall be (x) redeemed by the Corporation, in cash, in an amount equal to the Preference Amount and the amount of accumulated dividends on such shares; (y) converted into securities offered in the Triggering Financing, at the option of the holder, determined by dividing, the Stated Value, PLUS the dollar value of all accumulated dividends on such shares, by the Triggering Financing Conversion Price; or (z) convert into Common Stock pursuant to Section 7(a) hereof. For the avoidance of doubt, upon the occurrence of a Triggering Event, one of the above actions must be effectuated, except that, the choice of the three options is at the sole discretion of the holder of such shares of Series D Preferred.

(ii)    In the event the holder of Series D Preferred elects to convert into securities offered in the Triggering Financing pursuant to this Section 7(b), the holder shall receive all contractual rights, including but not limited to registration rights, granted to the investors in such Triggering Financing.

(iii)     “Common Stock” means the Corporation’s common stock, par value $0.001 per share.

(iv)    "Ownership Limitation" means, upon any conversion of Series D Preferred contemplated by this Section 7, the limitation on the beneficial ownership of Common Stock by the holder such that the number of shares of Common Stock beneficially owned by the holder shall not exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of such Series D Preferred shares or of other derivative securities issuable upon conversion of such Series D Preferred shares.

(v)    "Triggering Financing" means the closing of a private or public offering of equity securities or debt of the Corporation pursuant to which the aggregate gross proceeds received by the Corporation from all private or public offerings of equity securities or debt of the Corporation from this day forward, excluding the sale of Series D Preferred, equals or exceeds $4,000,000.

(vi)    “Triggering Financing Conversion Price” means and shall be equal to the price per unit of securities offered in the Triggering Financing, subject to adjustments as prescribed by Section 7(d) hereof.

(vii)    “Voluntary Conversion Price” means and shall be equal to $0.60, subject to adjustments as prescribed by Section 7(d) hereof.

c. Mechanics of Conversion. The conversion of Series D Preferred shall be conducted in the following manner:

(i)     Holder’s Delivery Requirements. To convert Series D Preferred into full shares of securities of the Corporation on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice"), to the Corporation, and (B) with respect to the final conversion of shares of Series D Preferred held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series D Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Series D Preferred Certificates"). Upon the Conversion Date, the rights of the holder as holder of the shares of Series D Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of securities of the Corporation shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of such securities represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of securities issuable upon such conversion unless certificates evidencing such shares of Series D Preferred so converted are either delivered to the Corporation or any such transfer agent.

 (ii)    Corporation’s Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of securities to which the holder shall be entitled.

(iii)     Record Holder. The person or persons entitled to receive the shares of securities of the Corporation issuable upon a conversion of the Series D Preferred shall be treated for all purposes as the record holder or holders of such shares of securities on the Conversion Date.

d. Adjustments of Conversion Price. If the Corporation (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Voluntary Conversion Price (or the Triggering Financing Conversion Price if such events occur after the Triggering Financing but prior to any conversions thereafter) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Series D Preferred shall be proportionately adjusted such that the aggregate and applicable conversion price of Series D Preferred shall remain unchanged. Any adjustment made pursuant to this Section 7(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

e. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

8. No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Series D Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.

9. Amendments. None of the terms of the Series D Preferred set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series D Preferred, voting together as a single class.

10. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series D Preferred Certificates representing the shares of Series D Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series D Preferred Certificates, the Corporation shall execute and deliver new Series D Preferred Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Series D Preferred Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series D Preferred Certificates into Common Stock or other securities of the Corporation.

11. Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Series D Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time pursuant to Section 9 hereof).

B. That the above resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of CALPIAN, INC., on the 17th day of December, 2015, and the statements contained herein are affirmed as true under penalty of perjury.

CALPIAN, INC.

By:	/s/ Harold Montgomery
Harold Montgomery
Chief Executive Officer